Exhibit 1

COMMON STOCK PURCHASE AGREEMENT

COMMON STOCK PURCHASE AGREEMENT (the "Agreement"), dated June 23, 2008, by and between Syscan Imaging Limited, a corporation formed under the laws of the British Virgin Islands with a business address of Unit C, 21st Floor, 9-23 Shell Street, North Point, Hong Kong (the "Seller") and Richard Dietl, an individual with a business address of One Penn Plaza, 50th floor, New York, NY 10119 (the "Purchaser").

RECITALS

WHEREAS, the Purchaser wishes to purchase and the Seller wishes to sell 5,000,000 shares (the “Shares”) of common stock, par value $.001 per share (the "Common Stock") (the “Minimum Shares”) of Document Capture Technologies, Inc. (the "Company") at the Closing (as hereinafter defined) on the terms and conditions set forth in this Agreement; and

WHEREAS, the Seller shall grant an option to the Purchaser to purchase up to 3,173,514 additional Shares of the Company.

NOW, THEREFORE, in consideration of the premises and of the agreements set forth below, the parties hereby agree as follows:

i) Purchase and Sale.

(1) Shares to be Purchased and Sold. At the first Closing which shall occur on or before June 23, 2008 (for which $250,000 of the proceeds from such purchase shall be in the escrow account of Richardson & Patel LLP on or before June 23, 2008) (the “First Closing”), the Seller agrees to sell, transfer, convey, assign and deliver to the Purchaser, the Shares free and clear of all liens, claims and encumbrances for the Purchase Price hereinafter set forth, except that the remaining $2,250,000 of the Purchase Price for the Shares shall be paid in two remaining payments as follows: (i) $1,750,000 on or around July 7, 2008 (the “Second Closing”), and (ii) $500,000 on or before December 20, 2008 (the “Third Closing”).

(2) Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, in exchange for the Shares, Purchaser hereby agrees to pay and deliver to Seller at the first Closing $250,000 in immediately available funds by check, wire transfer or such other form of payment as shall be mutually agreed upon by the Sellers and the Purchaser an aggregate of two million five hundred thousand dollars ($2,500,000) (the "Purchase Price") or $0.50 per Share.

(3) Closing Date. The Closings shall occur on or before the dates set forth above each of which shall be referred to as a "Closing Date" at the offices of the Company (the "Closings"). The Closings will be subject to and conditional upon the receipt and review of and satisfaction with any due diligence materials and disclosure documentation requested by Purchaser.

(4) Delivery of Share and Payment. The Seller shall deliver the Shares (which shall be endorsed in blank), and an executed copy of the Escrow Agreement (defined below) to the Escrow Agent (defined below) and the Purchaser shall deliver the Purchase Price and an executed copy of the Escrow Agreement (defined below) to Richardson & Patel LLP, acting as escrow agent (the “Escrow Agent”). Upon receipt of the Shares, the executed copy of this Agreement and the Purchase Price, the Escrow Agent at the direction of each of Seller and Purchaser shall deliver the Shares to Purchaser and the Purchase Price to Seller in accordance with the terms of the escrow agreement (“Escrow Agreement”) attached hereto as Exhibit B. Seller will be responsible for, and will pay any applicable sales taxes and transfer taxes arising in connection with the transactions contemplated by this Agreement.

ii) Representations and Warranties of the Seller and the Company

The Seller represents and warrants as follows:

(1) Organization, Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware; the Company has all requisite corporate power and authority and possesses all franchises, licenses, permits, authorizations and approvals from all administrative agencies necessary to conduct its business as conducted; and it is duly qualified, licensed or domesticated and in good standing as a foreign corporation authorized to do business in any State where the nature of its business and the activities conducted by it or the character of the properties and assets owned, leased or operated by it require such qualification, licensing or domestication.

(2)  Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 18,422,645 shares of Common Stock are presently outstanding, 30,000 shares of Series B Preferred Stock, of which 1.5 shares are presently outstanding. Upon issuance, the Shares shall be duly authorized, validly issued, fully paid and non-assessable, and no liability shall attach to the ownership thereof. Upon issuance, the Shares shall not have been issued in violation of, nor be subject to, any preemptive or subscription rights.

(3)  Due Execution. The execution, delivery and performance by the Seller of this Agreement and the Escrow Agreement are within the Seller’s powers have been authorized by all appropriate corporate action and do not violate any contractual restriction contained in any agreement which binds or affects or purports to bind or affect the Seller or any provision of the Company's Certificate of Incorporation.

(4)  Binding Effect. This Agreement and the Escrow Agreement when executed and delivered by Seller will be the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

iii) Representations and Warranties by Purchaser. Purchaser represents and warrants to the Seller as follows:

(1)  Execution, Delivery, Authorization, Approval and Performance of Agreement. The execution and delivery by Purchaser of this Agreement and the Escrow Agreement and its performance hereunder and thereunder does not and will not conflict with or constitute a default, breach or violation under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or to which his properties is subject. This Agreement and the Escrow Agreement when executed and delivered by Purchaser will constitute the legal, valid and binding agreement of Purchaser and is enforceable in accordance with its terms.

(2)  Investment Representation:

(i) Purchaser represents that it is acquiring the Shares for its own account for investment only and not with a view towards distribution or resale, and agrees not to sell, transfer, pledge, hypothecate or otherwise dispose of, or offer to dispose of, the Shares, unless the Shares have been registered under the Securities Act of 1933, as amended (the "Act") and applicable state securities laws or such registration is not required in the opinion of counsel for such Purchaser reasonably acceptable to the Company. Purchaser understands that any routine sale of the Shares made in reliance upon Rule 144 promulgated under the Act can be made only in accordance with the terms and conditions of said Rule and further, that in case such Rule is not applicable to any sale of the Shares, resale thereof may require compliance with some other exemption under the Act prior to resale. Purchaser understands that certificates for the Shares issued pursuant to this Agreement shall bear the following legend:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION FOR SUCH SALE, OFFER, TRANSFER, HYPOTHECATION OR OTHER ASSIGNMENT IS AVAILABLE UNDER SUCH ACT."

(ii) Purchaser represents that (i) it is subscribing for the Shares after having made adequate investigation of the business, finances and prospects of the Company, (ii) it has been furnished any information and materials relating to the business, finances and operation of the Company and any information and materials relating to the offer and sale of the Shares which it has requested and (iii) it has been given an opportunity to make any further inquiries desired of the management and any other personnel of the Company and has received satisfactory responses to such inquiries.

(iii) Purchaser represents that it possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision. In addition, the Purchaser represents that it is financially capable of sustaining an entire loss of his investment in the Shares.

iv) Option to Purchase Additional Shares. Seller hereby grants Purchaser an option (the “Option”) to purchase an additional 3,173,514 shares of common stock (the “Option Shares”) of the Company, all of which are currently held by Seller, at a purchase price of $0.50 per share, for a period of 12 months from the date hereof. Seller hereby represents to the Purchaser that it shall not sell, transfer, assign, or otherwise encumber the Option Shares until after the expiration of the Option on June 23, 2009, provided such Option has not previously been exercised.

v) Miscellaneous.

(1) Amendments, Etc. No amendment of any provision of this Agreement shall in any event be effective unless the amendment shall be in writing and signed by the Seller and Purchaser, and no waiver nor consent to any departure by any party therefrom shall in any event be effective unless such waiver or consent shall be in writing and signed by the party waiving or consenting to such provision, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(2)  Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, facsimile, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered:

(a) if to the Seller,
Syscan Imaging Limited
Unit C, 21st Floor, 9-23 Shell Street
North Point, Hong Kong
Fax Number:

and

(b)	if to the Purchaser,

Richard Dietl
One Penn Plaza, 50th floor
New York, NY 10119

Fax Number: (212) 557-4737

or, as to any such party, at such other address as shall be designated by such party in a written notice to the other parties.

(3)  No Waiver; Remedies. No failure on the part of Purchaser or the Seller to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(4)  Severability of Provisions. Any provision of this Agreement which is prohibited or unenforce-able in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforce-ability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(5)  Integration. This Agreement sets forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and thereby supersede any previous agreements and under-standings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.

(6)  Binding Effect. This Agree-ment shall be binding upon and inure to the benefit of the Seller and the Purchaser and their respective successors and assigns, except that neither the Seller nor the Purchaser may assign this Agreement, or the rights or obligations hereunder, without the prior written consent of the other parties to this Agreement.

(7) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(8) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

RICHARD DIETL [PURCHASER]	SYSCAN IMAGING LIMITED [SELLER]

By: /s/ Richard Dietl Name: Title:	By: /s/ Cheung Wei Name: Title: